COLONIAL SELECT VALUE FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 10/31/97


                           FUND YIELD = 2*((((a-b)/c*d))+1)(6)-1)


                                           CLASS A       CLASS B     CLASS C
                                           -------       -------     -------
a = dividends and interest earned during
    the month .............................   $210,269     $120,174      $300

b = expenses accrued during the month          376,324      339,358       842

c = average dividend shares outstanding
    during the month ...................... 16,649,369    9,707,705    23,811

d = class  maximum offering price per share
    on the last day of the month ..........     $21.68       $20.02    $20.41


             YIELD ........................     -0.55%       -1.35%    -1.33%
                                                ------       ------    ------